BlackRock MuniYield New Jersey Insured Fund, Inc.

FILE #811-07138

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
2/16/07	PUERTO RICO COMMONWEALTH	2,184,860,553	1,200,000

Citigroup; Goldman, Sachs & Co.; RBC Capital Markets; Banc of America Securities LLC; BBVAPR MSD; JP Morgan; Lehman Brothers; Merrill Lynch & Co.; Morgan Stanley; Popular Securities; Raymond James & Associates, Inc.; Samuel A. Ramirez & Co.; Santander Securities; UBS Investment Bank; Wachovia Bank, National Association

07/13/07	Puerto Rico Sales Tax Financing Corp.	2,667,603,572.60	600,000

Goldman, Sachs & Co., Lehman Brothers A.G. Edwards & Sons, Inc.,Banc of America Securities LLC, BBVAPR MSD, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc., First Albany Capital Inc., J.P. Morgan Securities, Inc., Loop Capital Markets, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated., Oriental Financial Services, Popular Securities, Inc., RBC Capital Markets, Samuel A. Ramirez & Co., Inc., Santander Securities, UBS Securities LLC, Wachovia Bank, National Association